UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934

PURIO INC.
(Exact name of registrant as specified in its charter)

Nevada	98-05255034
(State of incorporation of organization)	(I.R.S. Employer Identification No.)

1048 – 1685 H Street
Blaine, Washington 98230
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange of which each class is to be registered:
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐ð

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑

Securities Act registration statement file number to which this form relates: 333-142019

Securities to be registered pursuant to Section 12(g) of the Act:

Shares of Common Stock, par value $0.001
(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered

General

Our authorized capital stock consists of 375,000,000 shares of common stock with a par value of $0.001 per share.

Common Stock

As of July 6, 2009 there were 55,234,603 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of our common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after the payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We do not have an authorized class of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Item 2.  Exhibits

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation (1)
3.2	Certificate of Change filed with the Secretary of State of Nevada on October 24, 2007 (2)
3.3	Articles of Merger filed with the Secretary of State of Nevada on November 29, 2007 (3)
3.4	Bylaws (1)

(1)	Filed as an exhibit to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 11, 2007.

(2)	Filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2007.

(3)	Filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2007.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Purio Inc.
(Registrant)

/s/ Daryl English
Date: July 7, 2009	Daryl English
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director